Exhibit 10.2
FIRST AMENDMENT TO THE AMENDED AND
RESTATED EMPLOYMENT AGREEMENT OF ELIAS D. PAPADIMAS

This First Amendment to the Amended and Restated Employment Agreement of Elias D. Papadimas (the “Amendment”) is effective as of this 17th day of January 2022 (the “Effective Date”), by and between Elias D. Papadimas (the “Executive”) and Exicure, Inc. (the “Company”) (each of the Executive and the Company, a “Party,” and collectively, the “Parties”).
RECITALS
WHEREAS, the Company and the Executive have entered into that certain Amended and Restated Employment Agreement effective June 1, 2021 (the “Executive Agreement”) pursuant to which the Executive served as Chief Accounting Officer of the Company;
WHEREAS, the Company currently employs the Executive as its Chief Accounting Officer and it wishes to promote the Executive to Chief Financial Officer;
WHEREAS, the Company and the Executive desire to employ the Executive as its Chief Financial Officer and the Executive desires to accept such employment and to perform the duties to the Company on the terms and conditions hereinafter set forth in this Amendment; and
WHEREAS, the Company and the Executive wish to amend the Executive Agreement as set forth in this Amendment.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties hereto agree as follows:
AGREEMENT
1.Amendment to Section 2. Section 2 of the Executive Agreement is hereby replaced in its entirety as follows:
Position and Duties. Subject to the terms and conditions of this Agreement, Executive shall serve as the Chief Financial Officer of the Company and shall have the duties, responsibilities and authority of an executive serving in such position, and such other duties as may be assigned and/or prescribed from time to time by the Company’s Chief Executive Officer and/or the Company’s Board of Directors. The Executive shall report to the Chief Executive Officer. The Executive’s assigned work office shall be Chicago, Illinois, and he will be expected to engage in business travel from time to time, as agreed upon with the Chief Executive Officer. Executive shall devote Executive’s full business time and efforts to the business and affairs of the Company and its subsidiaries. Executive shall not become a director of any for-profit entity without first receiving the written approval of the Board.
2.Amendment to Section 4.

(a)Section 4(a) is hereby replaced in its entirety as follows:

Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Executive shall receive a base salary at the rate of four hundred and five thousand dollars ($405,000) per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule. Executive’s Base Salary shall be reviewed by the Board for possible adjustment annually. The Base Salary shall be reviewed for adjustments by the Compensation Committee of the Board (the “Compensation Committee”) in good faith, and the Compensation Committee may, but is not required to, amend the Base Salary; provided, that Executive’s Base Salary may only be decreased as part of an across-the-board reduction in base salaries of all Company executive officers, with the percentage reduction in Executive’s Base Salary being not greater than the percentage reduction applicable to other executive officers. The term “Base Salary” shall refer to the Base Salary as may be in effect from time to time.
(b)Section 4(b) is hereby amended as follows: “30%” is replaced by “40%.”

(c)Section 4(d)(iii) is hereby amended as follows: “Chief Accounting Officer” is replaced by “Chief Financial Officer.”

(d)Section 4(e) is hereby added as a new paragraph immediately following subsection 4(d), as follows:
Special Bonus. Subject to Executive’s continued employment from the Effective Date through March 15, 2022, the Company will pay Executive a one-time bonus payment of $20,000 (the “Special Bonus”), subject to applicable tax withholdings, and no later than the next regular payroll following March 15, 2022.
It is intended that the Special Bonus satisfies, to the greatest extent possible, the exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) provided under Treasury Regulations Section 1.409A-1(b)(4) and in all cases will be paid not later than March 15 of the year following the year in which your right to such amount became vested (though, as stated above, the Company shall pay the Special Bonus on the next regular payroll date following March 15, 2022).

3.The Executive will continue to abide by Company rules and policies. Executive reaffirms, acknowledges and agrees to continue to comply with the Employee Confidentiality, Non-Hire, Non-Disparagement, and Work Product Agreement, which Executive signed on July 20, 2021 (the “Confidentiality and Work Product Assignment Agreement”) and which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

4.The Executive confirms that he has read this Amendment, understands the terms thereof and has had sufficient opportunity to obtain independent legal advice.

5.Except as modified or amended in this Amendment, no other term or provision of the Executive Agreement is amended or modified in any respect. The Executive Agreement, and its exhibits, including the Confidentiality and Work Product Assignment Agreement, along with this Amendment, set forth the entire understanding between the parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements. This Amendment cannot be modified or amended except in writing signed by the Executive and an authorized officer of the Company.

[Signature page follows]

The Parties have executed this First Amendment to the Amended and Restated Employment Agreement of Elias D. Papadimas on the day and year first written above.

Exicure, Inc.

/s/ Brian C. Bock
Brian C. Bock
Chief Executive Officer
Executive

/s/ Elias D. Papadimas

Elias D. Papadimas
Chief Financial Officer

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